Exhibit 99.1

Investor and Media Contact John Bluth Executive Director Corporate Communications & Investor Relations CV Therapeutics, Inc. (650) 384-8850

JOURNAL OF CARDIOVASCULAR ELECTROPHYSIOLOGY PUBLISHES DATA SHOWING RANOLAZINE SHORTENED QT INTERVAL AND IMPROVED CARDIAC RELAXATION IN STUDY OF PATIENTS WITH LONG QT SYNDROME

--Clinical evidence for unique Ranexa® mechanism of action--

PALO ALTO, August 19, 2008 – CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that the Journal of Cardiovascular Electrophysiology has published a study of ranolazine showing that ranolazine significantly (p<0.001) shortened the QT interval of patients with a hereditary form of long QT syndrome called LQT3. Ranolazine also shortened cardiac relaxation time in the study.

In the study, five patients with LQT3 syndrome were prospectively investigated during an eight hour intravenous infusion of therapeutic concentrations of ranolazine, with ECG and ECHO evaluation before, during and after ranolazine administration.

LQT3 syndrome is caused by a genetic mutation in the late sodium channel and can be associated with heart rhythm problems, including sudden death.

In the study, ranolazine shortened the QT interval by 26 milliseconds in a concentration-dependent manner. Additionally, ranolazine improved diastolic function, as measured by a 13 percent improvement in left ventricular relaxation time. No adverse effects of ranolazine were observed in the study patients.

“These data provide clinical evidence of ranolazine’s activity at the late sodium channel and provide important additional information about the very interesting electrophysiological properties of the drug,” said Luiz Belardinelli, M.D., senior vice president of pharmacology and translational biomedical research.

In December 2007, the U.S. Food and Drug Administration approved new language for the product labeling for Ranexa® (ranolazine extended-release tablets) which describes the ability of ranolazine to inhibit the late sodium current at therapeutic levels.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company primarily focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics Ltd. is the company’s European subsidiary based in the United Kingdom.

CV Therapeutics’ approved products in the United States include Ranexa® (ranolazine extended-release tablets), indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and Lexiscan™ (regadenoson) injection for use as a pharmacologic stress agent in radionuclide myocardial perfusion imaging in patients unable to undergo adequate exercise stress. Ranexa is also approved for use in the European Union as add-on therapy for the symptomatic treatment of patients with stable angina pectoris who are inadequately controlled or intolerant to first-line antianginal therapies.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to research and development and commercialization of products, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; special protocol assessment agreement; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; reliance on strategic partnerships and collaborations; uncertainties in drug development; uncertainties regarding intellectual property and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

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